Exhibit 99.1

Welltower Announces Addition of Philip Hawkins to Board of Directors

TOLEDO, Ohio – October 12, 2020 – Welltower Inc. (NYSE: WELL) today announced the appointment of Philip Hawkins to its Board of Directors.

Mr. Hawkins, who brings nearly 40 years of leadership experience in the real estate sector, currently serves as Executive Chairman of Link Logistics Real Estate, Blackstone’s industrial real estate platform. Previously, he spent 12 years at DCT Industrial Trust (2006-2018), where he most recently served as President and Chief Executive Officer prior to its acquisition by Prologis Inc. Prior to that, he served at CarrAmerica Realty Corporation from 1996-2006 in roles of increasing seniority, including as President and Chief Operating Officer. Mr. Hawkins began his career at LaSalle Partners (now Jones Lang LaSalle), where he spent 14 years in various roles including as Managing Director, Eastern Region and a member of the firm’s board of directors. He is on the Board of Directors of Corporate Office Properties Trust and was previously a member of the Board of Directors of Prologis and Cloverleaf Cold Storage.

“Phil is a highly-respected industry veteran with extensive management and public company Board experience. We are pleased to welcome him to Welltower’s Board of Directors,” said Kenneth J. Bacon, Chairman of Welltower. “In particular, Phil’s deep expertise in real estate will benefit Welltower’s Board and leadership team as we continue to execute our strategy to deliver significant value to Welltower’s shareholders.”

Mr. Hawkins said, “I am honored to join Welltower’s Board at an important moment in the Company’s history. I am excited to work with Ken and the rest of the Board to provide the guidance and oversight to enable the Company’s continued growth and success.”

Shankh Mitra, CEO and CIO of Welltower, added, “I am delighted by the opportunity to partner with Phil and the rest of the Board as we pursue the exciting next phase of growth for the Company. Phil is a recognized leader in our industry who has clearly demonstrated that he shares both our commitment to efficient capital allocation and our laser-focus on creating value for shareholders.”

Mr. Hawkins earned a B.A. from Hamilton College and an MBA from the University of Chicago Booth School of Business. He is a Trustee of Hamilton College.

Welltower’s Board of Directors will expand to 10 members following the appointment of Mr. Hawkins. The addition of Mr. Hawkins is part of the Board’s ongoing refreshment process which has now added seven highly-qualified new directors over the past four years, including three since July 2020. Welltower’s Board is skilled, diverse, well-rounded and experienced, with women and minorities comprising 80% of independent directors.

About Welltower

Welltower Inc. (NYSE: WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (REIT), owns interests in properties concentrated in major, high growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing, post-acute communities and outpatient medical properties. For more information, visit www.welltower.com.

Contacts

Investor Relations

Krishna Soma, ksoma@welltower.com, (646) 677-8764

Or

Matthew Carrus, mcarrus@welltower.com, (646) 677-8756

Media

Tara Gallagher, tgallagher@welltower.com, (646) 677-8742